Strong. Innovative.
Communications Solutions.™

Annual Meeting of Shareholders March 29, 2016

occfiber.com



Neil Wilkin, President & CEO

Forward Looking Information.

This presentation may contain “forward looking statements” that involve risks and uncertainties. These statements reflect management’s current expectations about possible future events and performance. Actual future results may differ materially due to a number of factors, including but not limited to, those factors set forth in detail in the “forward looking information” of our most recent annual report on Form 10-K and quarterly reports on Form 10-Q and in our other SEC reports—all such factors are incorporated herein by reference. These factors may be revised or supplemented in future reports filed with the SEC.



Agenda

- ❑ Navigating Through a Difficult Environment.
- ❑ Overview Fiscal 2015 Financials.
- ❑ Ability to Adjust. Actions Taken.
- ❑ Looking Forward.
- ❑ OCC's Habit of Innovation—Next Up, Category 8.
- ❑ Q&A.



Navigating Through a Difficult Environment.





Navigating Through a Difficult Environment.

- Strong performance in the enterprise market in fiscal year 2015 -- net sales increased by more than 9% to $38.0 million.

- Development of new and updated product families for enterprise market contributed to strength in enterprise market.





Navigating Through a Difficult Environment.

- **Weakness in certain harsh environment and specialty markets, in fiscal year 2015, including the mining, oil & gas, and military markets, as well as by volatility in the wireless carrier market.**

- **Strong U.S. dollar negatively impacted sales outside of the U.S.**

- **Unusually slow sales activity in the United States toward the end of calendar year 2015 impacted OCC's fourth quarter 2015 and beginning of fiscal 2016.**





Navigating Through a Difficult Environment.

- OCC team is nimble and able to adjust to market challenges.
- Focus on using operating leverage.
- Steps being taken to improve sales activity and leverage broad and growing suite of top-tier copper and fiber optic connectivity and cabling solutions.
- Steps being taken to reduce costs.





Key to Success.

- ❑ Recognize forces outside OCC's control.
- ❑ Focus on actions within OCC's control.



Overview Fiscal 2015 Financials.









Overview Fiscal 2015 Financials.

- Consolidated net sales of $73.6 million compared to net sales of $83.0 million for fiscal year 2014.
- Single customer in the wireless carrier market accounted for $6.0 million of the $9.4 million total decrease.





Overview Fiscal 2015 Financials.

- Gross profit of $21.8 million, compared to $28.5 million for fiscal year 2014.

- Impacted by lower net sales in certain specialty markets with higher gross profit margins—including the military, oil & gas, and mining markets.

- Wireless carrier market also impacted OCC's gross profit, due to pricing pressures and higher volumes of lower margin hybrid cables.





Overview Fiscal 2015 Financials.

- ❑ OCC reduced selling, general and administrative expenses by 10.9%.
- ❑ Net loss attributable to OCC was $0.69 per share.
- ❑ Non-cash charge of $2.4 million, or $0.39 per share, in connection with a valuation allowance offsetting OCC's net deferred tax assets.





Overview Fiscal 2015 Financials.

- Annual positive cash flow from operating activities was $1.2 million.

- OCC returned nearly a million dollars to shareholders during the year.






Total Dividends Declared
FY 2010 - FY 2015
$600,000
$500,000
$400,000
$300,000
$200,000
$100,000
$-
2010
2011
2012
2013
2014
2015




Shares Repurchased
FY 2009 - FY 2015
300,000
250,000
200,000
150,000
100,000
50,000
0
Quantity of Shares Repurchased
$1,400,000
$1,200,000
$1,000,000
$800,000
$600,000
$400,000
$200,000
$-
Total Cost of Repurchases (including brokerage fees)
2009
2010
2011
2012
2013
2014
2015
Quantity
Total Cost

Ability to Adjust. Actions Taken.







Ability to Adjust. Actions Taken.

- ❑ OCC team consistently demonstrates ability to adjust course in challenging environments.

- ❑ OCC has taken and is taking actions to best position OCC.



Ability to Adjust. Actions Taken.

- Sales and marketing initiatives to increase sales in markets with greatest growth opportunities and maintain sales in weaker markets.

- Cost reductions implemented end of fiscal 2015 and Q1 2016, including:
  - Workforce reductions expected to save $1.0 million per year beginning in fiscal 2016.
  - Other reductions expected to save $575,000 per year later in fiscal 2016.





Looking Forward.





Looking Forward.

- Global macroeconomic environment remains challenging—impacting U.S. manufacturers.
- OCC has strong market position despite headwinds.
- OCC has broad and growing suite of top-tier fiber optic and copper cabling and connectivity solutions.





Looking Forward.

- ❑ OCC team taking necessary actions.
- ❑ Actions take time to be reflected in results.
- ❑ Confident in OCC's strategy and positioning for future success.





OCC's Habit of Innovation— Next Up, Category 8.



OCC's Habit of Innovation—Next Up, Category 8.

- **OCC's Category 8 Patent – scheduled to issue today.**

- **Innovative Technology a Key to Unlocking the Next Generation of High-Speed Copper Connectivity.**

- **Covers Printed Circuit Board and Related Technologies Enabling Achievement of Pending Category 8 Performance Standard in Ubiquitous RJ-45 Connector.**





OCC’s Habit of Innovation—Next Up, Category 8.

- Just another example of OCC’s long history of expertise and innovation in copper and fiber optic cabling and connectivity.





OCC's Habit of Innovation—Next Up, Category 8.













Strong. Innovative. Communications Solutions.™ occfiber.com

OCC. Strong. Innovative. Communication Solutions.™



Industry's first Category 8 Field Terminable Plug

OCC's Lightweight Reel Stand for military deployable communications



Ruggedized fiber optic enclosures with MHC® III technology



Procyon® – high density data center solutions



Passive Optical LAN for simplified and cost effective enterprise networks





RTC/RTS fiber optic enclosures designed for easy installations



MARS® – numerous options for deploying field communication systems



Robust connections for fiber or copper installations

OCC began by revolutionizing the fiber optic cable industry. Today, OCC is changing the way the world communicates.

Since 1983, OCC's innovative fiber optic cable designs took the communications industry by storm — bringing the power of fiber optics to harsh environments never before thought possible.

This legendary spirit of innovation has enabled us to create a broad and growing suite of top-tier, integrated connectivity and cabling solutions used everywhere from buildings, campuses and data centers to sporting venues, industrial facilities and harsh environments.

From connectivity to cable. From copper to fiber optics. If you need to communicate. You want OCC.

Today's OCC. Strong. Innovative. Solutions.™